Exhibit 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The indebtedness evidenced by this instrument is subordinated to the prior payment in full of certain other debt of the Company as identified in the Security and Intercreditor Agreement (the “Senior Debt”) pursuant to, and to the extent provided in, the Security and Intercreditor Agreement.

Original Issue Date: September 30, 2011

$[_______________]

 9.0% SUBORDINATED CONVERTIBLE PROMISSORY NOTE
DUE THREE YEARS FROM ORIGINAL ISSUE DATE

THIS 9.0% SUBORDINATED CONVERTIBLE PROMISSORY NOTE (this “Note”) is one of a series of duly authorized and issued 9.0% Subordinated Convertible Promissory Notes of Asure Software, a Delaware corporation, having a principal place of business at 110 Wild Basin Road, Austin, TX 78746 (the “Company”), designated as its  9.0% Subordinated Convertible Promissory Notes due three years from the Original Issue Date (the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to [________________________] or its registered assigns (the “Holder”), the principal sum of $[_______________] on the date that is three years from the Original Issue Date set forth above or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”) (other than such amounts converted pursuant to Section 4 below) and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note (“Interest”) in accordance with the provisions hereof.  On the Maturity Date, the Holder, at its option, shall receive the amounts due under this Note in cash or Note Shares (as defined below).  This Note is subject to the following additional provisions:

Section 1.            Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (i) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (ii) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (iii) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (v) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (vi) the Company or any Significant Subsidiary thereof calls a meeting of substantially all of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (vii) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth above in (i).

“Common Stock” means shares of the common stock of the Company, $0.01 par value per share.

“Conversion Date” shall have the meaning set forth in Section 4(a) hereof.

“Conversion Price” shall have the meaning set forth in Section 4(b) hereof.

“Event of Default” shall have the meaning set forth in Section 6 hereof.

“Excluded Securities” means (a) shares of Common Stock, options or warrants issued to employees, officers, directors or consultants of the Company under equity plans approved by the Board, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, (c) a dividend of Common Stock payable to holders of Common Stock, and (d) securities with an aggregate fair market value (as determined as of the date of issuance in the good faith determination of the Board) not greater than $250,000 that are issued pursuant to acquisitions or strategic transactions which the Board determines in good faith have business synergies and benefits in addition to the investment of funds.

“Fundamental Transaction” shall have the meaning set forth in Section 7 hereof.

“Net Operating Loss Rights Plan” shall mean the Company’s Amended and Restated Rights Plan dated on or about October 28, 2009.

“Original Issue Date” shall mean the date of the first issuance of this Note as provided on the cover page hereof, regardless of the number of transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

 “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement between the Holder and the Company, pursuant to which this Note is initially purchased, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement between the Holder and the Company dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Secured Parties” means any Federal, state or local governmental or quasi-governmental agencies or divisions and any lender or creditor holding a security interest under the Uniform Commercial Code in assets and other property of the Company.

“Senior Debt” shall have the meaning set forth above.

 “Security and Intercreditor Agreement” means that certain Security and Intercreditor and Agreement dated on or about the Original Issue Date by and among the Company and the lenders identified therein.

“Transaction Documents” means this Agreement, the Purchase Agreement, the Security and Intercreditor Agreement, the Registration Rights Agreement, and any other documents or agreements executed by the Holder in connection with the transactions contemplated hereby.

Section 2.            Interest.

a) Payment of Interest. Interest shall accrue on the unpaid, aggregate unconverted and then outstanding principal amount of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate of Nine Percent ( 9.0%) per annum, with interest only payable in cash on each of March 31, June 30, September 30, and December 31, commencing December 31, 2011 (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day), and on each Conversion Date (as to that principal amount then being converted), in the number of shares of Common Stock equal to the aggregate unpaid and accrued interest divided by the Conversion Price.

b) Interest Calculations.

(i)           Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Note Shares within the time period required by Section 4(c).  Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes (the “Note Register”).

(ii)           From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve percent (12%) per annum.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

c) Prepayment.  Other than: (i) on or prior to October 5, 2011 at the sole election of the Company (without penalty or interest) or (ii) as specifically permitted by the Holder or as provided in Section 4(d) hereof, the Company may not prepay any portion of the outstanding principal amount of this Note and accrued and unpaid Interest.

Section 3.            Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)           Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.            Conversion.

a) Voluntary Conversion. Subject to the Company Buy Out Option (as defined below), the Notes may be converted, beginning 12 months from the date of issuance, provided that the Holder provides notice to the Company of its intent to convert (“Notice of Conversion”) at least 10 days prior to the date of conversion (“Conversion Date”).  The Notice of Conversion, the form of which is provided in Annex A, must include the total number of shares of Common Stock of the Company that the Holder would be deemed to directly or beneficially own as of the Conversion Date.  To effect conversions hereunder, the Holder shall not be required to physically surrender Notes to the Company unless the entire principal amount of this Note plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.  Conversion Notices shall be irrevocable, except as provided in Section 4.19 of the Purchase Agreement or as approved by the Board.

b) Conversion Price.  The conversion price on any Conversion Date shall be $5.00 per share, subject to adjustment as provided in Section 5 hereof (the “Conversion Price”).

c) Mechanics of Conversion.

i. Note Shares Issuable Upon Conversion.  The number of shares of Common Stock issuable upon a conversion (“Note Shares”) hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus all accrued and unpaid interest thereon by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion.  Not later than 7 Business Days after any Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the number of shares of Note Shares being acquired upon the conversion of this Note or a portion of this Note.

iii. Reservation of Certificates. Certificates for the Note Shares on conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

d) Company Buy Out Option.  During the period following the Company’s receipt of a Conversion Notice but prior to the Conversion Date (the “Conversion Notice Period”), the Company may elect, at the Board’s sole discretion, to pre-pay any or all of the Notes (the “Company Buy Out Option”) pursuant to the following limitations:

i. The Company Buy Out Option may only be exercised with respect to such Notes (or portion thereof) the conversion of which would result in the holder of such Note being deemed a 5% holder (the “Section 382 Excess Shares”) for the purposes of Section 382 of the Internal Revenue Code (“Section 382”).

ii. The Company Buy Out Option may only be exercised if the Company’s Net Operating Loss Rights Plan (or a successor plan) remains in effect on the date of receipt by the Company of the Conversion Notice.

iii. To the extent that the Conversion Notice Period for different holders of Notes overlap, the Company will be required to either: (i) exercise the Company Buy Out Option to the fullest extent possible (subject the limitation set forth in (ii) above)) with respect to all such holders of Notes or (ii) exercise the Company Buy Out Option between such holders in the manner which in the Board’s reasonable discretion maximizes the preservation of Net Operating Losses under Section 382.

iv. Holders subject to the Company Buy Out shall receive a payment in exchange for their Notes equal to the product of: (A) the number of Note Shares that such Note is convertible into at such time, multiplied by (B) VWAP (as defined below), multiplied by (C) the Premium Rate (as defined below).  “VWAP” shall mean the volume weighted average closing price for Asur during the twenty-day trading period beginning on the tenth day prior to the date that the Conversion Notice is received by the Company.  “Premium Rate” shall mean 1.25 if the Conversion Notice is received by the Company prior to the date that is 90 days prior to the maturity date and 1.5 if the Conversion Notice is received by the Company within 90 days of the Maturity Date.

The Conversion Notice shall be deemed null and void with respect to any principal and associated interest that the Company exercises the Company Buy Out Option. For the avoidance of doubt, upon receipt by the Holder of such principal, interest and the amount set forth in subclause d(iv) above, the Holder shall no longer be entitled to any Note Shares arising therefrom.

v. In the event that the Company does not exercise the Company Buy Out Option with respect to all of the Section 382 Excess Shares and as a result thereof, the Company agrees to take all action necessary to ensure that the Company’s Net Operating Loss Right Plan will not be triggered on account of the issuance of such Section 382 Excess Shares.  The Company hereby agrees to reimburse, indemnify and hold the Holder harmless against any and all costs, expenses or damages of any kind suffered or incurred by Holder as a result of a breach of such obligation by the Company, including without limitation: (i) damage and loss suffered by the Holder from dilution or otherwise with respect to all shares of Common Stock held or owned by Holder (whether Note Shares or otherwise acquired) and (ii) lost profit (e.g. appreciated value of Notes Shares), consequential, special and punitive damages and all attorney and collection fees.

e) Registration Rights. The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in the Registration Rights Agreement.

Section 5.            Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Company, at any time while this Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Dividends.  In the event that the Company issues a dividend of: (i) cash, (ii) property or (iii) securities (other than Common Stock issued to holders of Common Stock) during the period of time that a Note is outstanding, and the Note is converted into Common Stock, the Holder shall receive in addition to shares of Common Stock, an amount in cash equal to the amount of dividends and distributions such Holder would have received had the Note been converted into Common Stock immediately prior to such distribution or dividend. In the event that there are dividends or distributions of non-cash assets, the value of such non-cash distributions or dividends shall be the fair market value of such dividends or distributions at the time such were made, as determined by the Board in good faith. With respect to any Note (or portion of any Note) that is repaid in cash (not converted), there shall be no additional payments made on account of such dividends or distributions.

c) Anti-Dilution.  In the event the Company issues Common Stock other than Excluded Securities below the then current Conversion Price (a “Dilutive Transaction”) prior to the conversion or satisfaction of the Notes, the Conversion Price of the Notes that are outstanding as of the date of such issuance will be reset to an amount equal to the greater of $3.25 (as equitably adjusted for stock splits, combinations and the like) per share or such issuance price.  For the avoidance of doubt, no adjustment or anti dilution protection will be afforded to any principal or interest which was converted into Note Shares prior to such dilutive issuance.

d) Notice to Holders.

i. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 5, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at the Holder’s last address appearing on the  stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange, of Change of Control is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Note during the 10-day period commencing the date of such notice to the effective date of the event triggering such notice.

e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of shares of Common Stock outstanding as of a given date shall be the sum of the aggregate number of issued and to be converted shares of Common Stock (excluding treasury shares, if any) outstanding.

Section 6.            Events of Default.

a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal of amount of this Note, or (B) interest on, or liquidated damages in respect of, this Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 30 Business Days;

ii. the Company shall fail to deliver certificates representing Note Shares issuable upon a conversion or redemption hereunder that comply with the provisions hereof prior to the 30th Business Day after such shares are required to be delivered hereunder, or the Company shall provide written notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion or redemption of this Note  in accordance with the terms hereof;

iii. the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to the Holder upon a conversion hereunder and shall not have cured the above within 30 Business Days;

iv. the Company shall materially fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents to which the Holder is a party, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given; or

vi. there shall have occurred a Bankruptcy Event.

vii. the Company and/or any Subsidiary, individually or in the aggregate is in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

viii. a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, paid, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above; and

ix. the Company fails to file reports on Form 10-Q and Form 10-K under the Securities Act of 1924, as amended  (to extent the Company is so required).

b) Remedies Upon Event of Default. If any Event of Default occurs and is continuing for more than 30 days, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. When this Note shall have been paid in full in accordance herewith, the Holder shall promptly surrender this Note to or as directed by the Company.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7.            Fundamental Transactions.

a) For the purposes hereof,  the term “Fundamental Transaction” shall mean the occurrence of any of the following events while the Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person where the Company is not the surviving corporation, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (E) otherwise effects a Change in Control.

b) Upon the occurrence of a Fundamental Transaction pursuant to which the consideration provided to holders of Common Stock consists in whole or in material part of equity securities of the surviving entity (a “Equity Fundamental Transaction”), such surviving entity shall be required to assume the performance of this Note and the Note Shares shall consist of the equity securities provided in such Fundamental Transaction (pursuant to the same conversion ratio). Any cash consideration provided as part of such Equity Fundamental Transaction shall be treated as a cash dividend under Section 5(b) hereof. In addition, notwithstanding anything contained herein to the contrary, the Holder shall have the right to accelerate the repayment in cash of all outstanding principal and interest due hereunder during the thirty day period following the receipt of notice of such Equity Fundamental Transaction.

c) Upon the occurrence of  a Fundamental Transaction pursuant to which the consideration provided to holders of Common Stock consists principally of cash, cash equivalents or debt securities (a “Cash Fundamental Transaction”), the Note shall accelerate and become due as of the date of such Fundamental Transaction and notwithstanding anything contained herein to the contrary, the Holder shall be entitled to an amount equal to the greater of: (A) the outstanding principal and accumulated and unpaid interest owing as of the date of the Cash Fundamental Transaction or (B) the amount of consideration that the Holder would have received had such Holder converted the Note into Equity immediately prior to the consummation of such Cash Fundamental Transaction.

d)   The Board, acting in good faith, shall make the final and conclusive determination of whether a Fundamental Transaction is a Cash Fundamental Transaction or Equity Fundamental Transaction.

Section 8.            Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered either personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Company at the address set forth above, facsimile number (512) 437-2365, Attn: Chief Financial Officer or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section, with any fax delivery followed up by overnight delivery service.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, then at the principal place of business of the Holder, if any.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest of this Note at the time, place, rate, and currency, herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Purchase Agreement.

c) Security Interest.  This Note is a subordinated general obligation of the Company and, pursuant to the terms and conditions of the Security and Intercreditor Agreement, is specifically subordinate in all ways to any Senior Debt now or hereafter created, issued made or outstanding, to or held by any Secured Parties.  The Holder specifically agrees to provide such additional documentation as any of such Secured Parties shall reasonably believe may be necessary to protect, defend or perfect such secured status.

d) Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note (as adjusted for any conversions) so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

e) Governing Law.  Any and all actions brought by the Company or Holder under this Note shall be brought in the state or federal courts located in the New York, NY.  If either party shall commence an action to enforce any provisions of the Transaction Documents, then the prevailing party in such action shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

f) Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.

g) Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

h) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Amendment; Dissenters Rights.  This Note and the Transaction Documents may be modified or amended or provisions hereof waived with the written consent of the Company and the Holder(s) of a majority of the then outstanding principal amount of all of the Notes. In the event that any material term in this Note or any of the Transaction Documents is amended by such majority and the Holder objects to such amendment, notwithstanding anything contained herein to the contrary, the Holder shall have the right to accelerate the repayment of this Note and demand repayment of all outstanding principal and accumulated and unpaid interest owing at such time plus an additional payment equal to ten percent of the then outstanding principal.  Such repayment right shall only be exercisable by the Holder during the thirty (30) day period following receipt of notice from the Company of such amendment.

IN WITNESS WHEREOF, the Company has caused this 9.0% Subordinated Convertible Promissory Note to be duly executed by a duly authorized officer as of the date first above indicated.

ASURE SOFTWARE, INC.

By:___________________
      Name:
      Title:

Acknowledged and Agreed by:

Holder:______________

By:__________________
     Name:
     Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 9.0% Subordinated Convertible Promissory Note of Asure Software, Inc., a Delaware corporation (the “Company”), due three years from the Original Issue Date thereof, into [________] Common Stock, $0.01 par value  per share (the “Note Shares”), of the Company according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:   _______________________

Principal Amount of Note(s) to be converted:  $  ___________

Note Shares issuable:___________

Interest Payment shares issuable:_______

Total shares issuable:________________

Total shares of Common Stock of the Company that Holder would be deemed to directly and beneficially own as of Conversion Date _____________________________

Signature:   ___________________________

Name:

Address: